Exhibit 99.1

                                  [LOGO] Quaker

For Release:                          NEWS           Contact:
  Immediate                                            Neal E. Murphy
                                                       Vice President and
                                                       Chief Financial Officer
                                                       610-832-4189

--------------------------------------------------------------------------------

                 QUAKER CHEMICAL ANNOUNCES THIRD QUARTER RESULTS

October 28, 2004

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced record quarterly sales of $99.7 million and diluted earnings per share of $0.12 for the third quarter of 2004.

Third Quarter Summary

Net sales for the third quarter of 2004 were $99.7 million, up 11% from $89.7 million for the third quarter of 2003. Foreign exchange rate translation and the Company's 2003 acquisitions favorably impacted net sales by $2.4 million and $3.9 million, respectively. The remaining net sales increase of approximately 4% was attributable to growth in the North and South American regions, tempered by lower sales in Europe.

Net income for the third quarter decreased to $1.2 million versus $4.1 million for the third quarter of 2003. Significantly higher raw material cost, which was the single most important factor, and higher selling, general and administrative costs were largely responsible for the shortfall in earnings compared to the prior year.

Gross margin as a percentage of sales declined from 34.3% for the third quarter of 2003 to 31.8% for the third quarter of 2004. While the Company benefited from the implementation of price increases during the quarter, these gains were more than offset by the continued escalation of raw material prices, particularly crude oil. Unfavorable product and regional sales mix also contributed to the decline in gross margin percentage.

Selling, general and administrative expenses for the quarter increased $4.8 million compared to the third quarter of 2003. The third quarter of 2003 is unusually low as a comparison period due to a reduction in incentive compensation in that quarter. The incentive compensation adjustment, foreign exchange rate translation, and the Company's 2003 acquisitions accounted for approximately two-thirds of the increase. The majority of the remaining increase was due to costs associated with important strategic initiatives, as well as a range of administrative costs such as insurance and Sarbanes-Oxley compliance.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, "Needless to say, our third quarter earnings are very disappointing. We did a fine job on the revenue line, even in the face of weakening demand in some of our steel markets, but were unable to turn that into the earnings progress we had expected. The size and speed of raw material cost increases accelerated considerably in the third quarter, particularly crude oil, and outpaced the effect of the pricing actions we had underway. But we're not letting these factors distract us from our focus on the value of strong market positions, and we continue to push important business-building initiatives, from CMS product conversions to market development in China, as well as pricing imperatives driven by our extraordinary raw material experience."

                                    - more -
                          Quaker Chemical Corporation
      One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA
                               www.quakerchem.com
                         T 610.832.4000 F 610.832.8682

Year-to-Date Summary

Net sales for the first nine months of the year increased to $296.5 million, up 20% from $246.5 million for the first nine months of 2003. Foreign exchange rate translation, the Company's 2003 acquisitions and the Company's new Chemical Management Services (CMS) contracts favorably impacted net sales by $10.8 million, $15.1 million and $17.1 million, respectively. The remaining net sales increase of approximately 3% was attributable to growth in the Asia/Pacific and North and South American regions, partially offset by lower sales in Europe.

Net income was $7.3 million versus $10.7 million for the first nine months of 2003 due to significantly higher raw material costs, and higher selling, general and administrative costs. Earnings per diluted share decreased from $1.11 per diluted share to $0.73 per diluted share.

Gross margin as a percentage of sales declined from 35.7% in 2003 to 32.6% in 2004. The Company's new CMS contracts have caused different relationships between margins and revenue than in the past. At the majority of CMS sites, the Company effectively acts as an agent and records revenue and costs from these sales on a net sales or "pass-through" basis. The new CMS contracts have a different structure, which results in the Company recognizing in reported revenue the gross revenue received from the CMS site customer, and in cost of goods sold the third party product purchases. The negative impact to gross margin for the first nine months of 2004 versus the prior year related to the new CMS contracts is approximately 1.6 percentage points. The remaining decline in gross margin as a percentage of sales is primarily due to increased raw material costs. Unfavorable product and regional mix also contributed to the decline.

Selling, general and administrative expenses for the first nine months of the year increased $12.7 million compared to the first nine months of 2003. Foreign exchange rate translation and the Company's 2003 acquisitions accounted for approximately 40% of the increase. The majority of the remaining increase was due to the same expense factors noted in the third quarter summary, as well as higher commissions related to higher sales.

Balance Sheet and Cash Flow Items

The Company's net debt has increased since year-end primarily to fund the working capital needs associated with its growth initiatives. The Company's net debt-to-total capital ratio is 29% at the end of third quarter compared to 25% at the end of 2003. The Company's credit lines total $70.0 million, $40.0 committed and $30.0 uncommitted. At September 30, 2004, the Company had approximately $55.0 million outstanding on its credit lines.

Outlook

Mr. Naples observed, "We're very pleased with our strong revenue growth and firmly believe that the customer expansion and penetration it represents are the real keys to continuing the long record of solid financial performance we've put together over the past eight years. We're in a very tough period right now, as evidenced by the third quarter, driven by a number of factors already mentioned, but especially by dramatic price behavior in crude oil markets, as well as volatility in other important raw material markets, such as vegetable oils and animal fats. Further, the demand for the consumer durables that drive much of the demand for our products and services shows some softness in parts of the world due to economic uncertainties. While we expect the fourth quarter to be better than the third quarter, we've concluded that right now with these factors in mind, quarter-to-quarter financial results cannot be forecasted reliably with a high degree of precision, especially with virtually unprecedented raw material behavior."

Mr. Naples added, "We continue to work with our customers to implement pricing actions that would mitigate continually increasing raw material costs. We are building our position in growth areas such as China and investing in new business development. We believe that CMS will be an increasingly significant contributor to our earnings. We are challenging many aspects of our cost base. Most important for the future, we're convinced we're on the right strategic track that calls for us to create a unique competitive position with our customers through our focus on value, and to maintain that differentiation through operating around the world as a globally integrated whole and harnessing our global knowledge and learning for the benefit of our customers. Our current strong market positions flow from these strategic imperatives, and it is these that will allow us to emerge from this difficult period stronger than ever."

                                    - more -

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical's investor conference to discuss third quarter results is scheduled for October 29, 2004 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker's Web site at www.quakerchem.com for a live webcast.

                                    - more -

                           Quaker Chemical Corporation
                   Condensed Consolidated Statement of Income
         (Dollars in thousands, except per share data and share amounts)

                                                                                           (Unaudited)
                                                             ----------------------------------------------------------------------

                                                             Three Months ended September 30,       Nine Months ended September 30,
                                                             --------------------------------       -------------------------------
                                                                 2004               2003               2004               2003
                                                             ------------       -------------       -----------        ------------
Net sales                                                     $    99,667        $    89,713        $   296,481        $   246,503

Cost of goods sold                                                 67,976             58,928            199,791            158,405
                                                              -----------        -----------        -----------        -----------

Gross margin                                                       31,691             30,785             96,690             88,098
    %                                                                31.8%              34.3%              32.6%              35.7%

Selling, general and administrative                                29,249             24,459             83,056             70,367
                                                              -----------        -----------        -----------        -----------

Operating income                                                    2,442              6,326             13,634             17,731
    %                                                                 2.5%               7.1%               4.6%               7.2%

Other income, net                                                     422                295              1,189                830
Interest expense, net                                                (302)              (240)              (966)              (614)
                                                              -----------        -----------        -----------        -----------
Income before taxes                                                 2,562              6,381             13,857             17,947

Taxes on income                                                       807              1,683              4,365              5,384
                                                              -----------        -----------        -----------        -----------
                                                                    1,755              4,698              9,492             12,563

Equity in net income of associated companies                          264                215                599                470
Minority interest in net income of subsidiaries                      (865)              (777)            (2,781)            (2,315)
                                                              -----------        -----------        -----------        -----------

Net income                                                    $     1,154        $     4,136        $     7,310        $    10,718
                                                              ===========        ===========        ===========        ===========
    %                                                                 1.2%               4.6%               2.5%               4.3%

Per share data:
      Net income - basic                                      $      0.12        $      0.44        $      0.76        $      1.15
      Net income- diluted                                     $      0.12        $      0.42        $      0.73        $      1.11

Shares Outstanding:
      Basic                                                     9,621,746          9,410,675          9,598,928          9,335,628
      Diluted                                                   9,973,920          9,856,783          9,978,583          9,687,346


                                     -more-

                           Quaker Chemical Corporation
                      Condensed Consolidated Balance Sheet
           (Dollars in thousands, except par value and share amounts)

                                                             (Unaudited)
                                                      --------------------------

                                                      September 30, December 31,
                                                          2004          2003
                                                      ------------  ------------
ASSETS

Current assets
       Cash and cash equivalents                        $  29,948     $  21,915
       Accounts receivable, net                            85,098        78,121
       Inventories, net                                    37,548        32,211
       Prepaid expenses and other current assets           15,332        11,277
                                                        ---------     ---------
            Total current assets                          167,926       143,524

Property, plant, and equipment                            141,610       136,448
       Less accumulated depreciation                       79,399        74,057
                                                        ---------     ---------
            Net property, plant and equipment              62,211        62,391
Goodwill                                                   33,495        33,301
Other intangible assets, net                                8,736         9,616
Investments in associated companies                         6,123         6,005
Deferred income taxes                                      12,852        12,846
Other assets                                               19,841        19,664
                                                        ---------     ---------
            Total assets                                $ 311,184     $ 287,347
                                                        =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
       Short-term borrowings and current
         portion of long-term debt                      $  58,611     $  42,992
       Accounts and other payables                         41,576        41,259
       Accrued compensation                                 7,724         6,816
       Other current liabilities                           14,725        14,738
                                                        ---------     ---------
            Total current liabilities                     122,636       105,805
Long-term debt                                             17,966        15,827
Deferred income taxes                                       2,861         2,688
Other non-current liabilities                              42,241        40,967
                                                        ---------     ---------
            Total liabilities                             185,704       165,287
                                                        ---------     ---------

Minority interest in equity of subsidiaries                11,976         9,708
                                                        ---------     ---------

Shareholders' equity
       Common stock, $1 par value; authorized
         30,000,000 shares; issued (including
         treasury shares) 9,664,009 shares                  9,664         9,664
       Capital in excess of par value                       2,486         2,181
       Retained earnings                                  118,390       117,308
       Unearned compensation                                 (421)         (621)
       Accumulated other comprehensive loss               (16,491)      (15,406)
                                                        ---------     ---------
                                                          113,628       113,126
       Treasury stock, shares held at cost;
         2004 - 4,518, 2003 - 54,178                         (124)         (774)
                                                        ---------     ---------
            Total shareholders' equity                    113,504       112,352
                                                        ---------     ---------
                 Total liabilities and
                   shareholders' equity                 $ 311,184     $ 287,347
                                                        =========     =========


                                     -more-

                           Quaker Chemical Corporation
                 Condensed Consolidated Statement of Cash Flows
                     For the nine months ended September 30,
                             (Dollars in thousands)

                                                               (Unaudited)
                                                           --------------------

                                                             2004        2003
                                                           --------    --------
Cash flows from operating activities
      Net income                                           $  7,310    $ 10,718
      Adjustments to reconcile net income to net
        cash provided by operating activities:
          Depreciation                                        6,272       5,246
          Amortization                                          863         620
          Equity in net income of associated companies         (599)       (470)
          Minority interest in earnings of subsidiaries       2,781       2,315
          Deferred compensation and other, net                1,003       1,002
          Pension and other postretirement benefits             653       2,250
      Increase (decrease) in cash from changes in
        current assets and current liabilities,
        net of acquisitions:
          Accounts receivable                                (7,315)    (14,460)
          Inventories                                        (5,390)     (4,362)
          Prepaid expenses and other current assets          (4,059)      1,587
          Accounts payable and accrued liabilities            1,796      (2,235)
          Change in restructuring liabilities                  (480)       (908)
                                                           --------    --------
              Net cash provided by operating
                activities                                 $  2,835    $  1,303
                                                           --------    --------

Cash flows from investing activities
      Capital expenditures                                   (6,810)     (7,820)
      Dividends and distributions from associated
        companies                                               288       3,890
      Payments related to acquisitions                           --      (6,737)
      Other, net                                                 38        (117)
                                                           --------    --------
              Net cash (used in) investing
                activities                                   (6,484)    (10,784)
                                                           --------    --------

Cash flows from financing activities
      Net increase in short-term borrowings                  15,616      16,686
      Proceeds from long-term debt                            2,463          --
      Repayments of long-term debt                             (299)         --
      Dividends paid                                         (6,170)     (5,909)
      Stock options exercised, other                            818       3,106
      Distributions to minority shareholders                   (245)     (1,018)
                                                           --------    --------
              Net cash provided by financing
                activities                                   12,183      12,865
                                                           --------    --------

      Effect of exchange rate changes on cash                  (501)        740
          Net increase in cash and cash equivalents           8,033       4,124
          Cash and cash equivalents at the
            beginning of the period                          21,915      13,857
                                                           --------    --------
          Cash and cash equivalents at the end
            of the period                                  $ 29,948    $ 17,981
                                                           ========    ========